Exhibit 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We consent to the inclusion in this Registration Statement Form SB-2 of our report dated June 5, 2002, on our audits of the consolidated financial statements of Airgate International Corp. and Subsidiaries, which covered the consolidated balance sheets as of February 28, 2002 and 2001 and the results of their operations and their cash flows for each of the two years in the period ended February 28, 2002 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the caption "Experts" in this Prospectus.




/s/ HOLTZ RUBENSTEIN & CO., LLP
    ---------------------------
    HOLTZ RUBENSTEIN & CO., LLP





Melville, New York
March 26, 2003